BART AND ASSOCIATES, LLC

Attorneys at Law

_____________________________________________________________

November 2, 2012

Securities & Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Securities and Exchange Commission Examiner:

We are acting as counsel for Nexus Enterprise Solutions, Inc., a Wyoming corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”), as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2012 for the registration by certain selling shareholders and the Company of 7,492,000 shares of common stock, $0.001 par value, of the Company (the “Shares”).

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The shares to be sold by the selling shareholders that are to be registered as covered by the Registration Statement are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Interest of Named Experts and Counsel” in the prospectus included in the Registration Statement.

Respectfully submitted,

/s/ Bart and Associates, LLC

Bart and Associates, LLC

1357 S. Quintero Way, Aurora CO 80017

Phone: (720)-226-7511     Facsimile: (303)-745-1880       E: kbart@kennethbartesq.com

www.kennethbartesq.com